Exhibit 11

INTERNATIONAL PAPER COMPANY

STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

In millions, except per share amounts	2005	2004	2003
Earnings from continuing operations before accounting changes	$859	$456	$258
Discontinued operations	241	(491)	57
Cumulative effect of accounting changes	–	–	(13)

Net earnings (loss)	1,100	(35)	302
Effect of dilutive securities	27	–	–

Net earnings (loss) – assuming dilution	$1,127	$(35)	$302

Average common shares outstanding	486.0	485.8	479.6
Effect of dilutive securities
Restricted shares	0.8	–	–
Stock options	2.9	2.6	1.5
Contingently convertible debt	20.0	–	–

Average common shares outstanding – assuming dilution	509.7	488.4	481.1

Earnings (loss) per common share from:
Continuing operations before accounting changes	$1.77	$0.94	$0.54
Discontinued operations	0.49	(1.01)	0.12
Cumulative effect of accounting changes	–	–	(0.03)

Net earnings (loss) per share	$2.26	$(0.07)	$0.63

Earnings per common share from:
Continuing operations before accounting changes – assuming dilution	$1.74	$0.93	$0.53
Discontinued operations	0.47	(1.00)	0.13
Cumulative effect of accounting changes	–	–	(0.03)

Net earnings (loss) per common share – assuming dilution	$2.21	$(0.07)	$0.63

Note: If an amount does not appear in the above table, the security was antidilutive for the period presented.